Exhibit 99.1

For Immediate Release

TSX-XPL

Press Release

Xplore Reports Q3’08 Results

Austin, Texas — February 13, 2008 - Xplore Technologies Corp. (TSX: XPL) (“Xplore” or the “Company”), a leading rugged mobile computer provider, reported today results of operations for its third quarter ended December 31, 2007.

Financial Results of Operations

Revenue for the three months ended December 31, 2007 and 2006 was approximately $5,394,000 and $8,114,000, respectively, and for the nine months ended December 31, 2007 and 2006 was approximately $18,303,000 and $25,953,000, respectively. Revenue for the three months ended December 31, 2007 decreased from the prior period by 34% principally due to a 22% decline in unit sales and for the nine months ended December 31, 2007 by 29% resulting from a 29% decline in unit sales.  The impact of the declines in unit sales were partially offset by 9% and 7% improvement in average selling price for the three and nine months ended December 31, 2007, respectively. The Company is developing numerous new products, including a rugged notebook PC, as well as the next generation of its iX104 Tablet PC. Management believes these products will be available in 2008 and should enable the Company, through their introduction, to resume the growth of its revenues.

Gross profit for the three months ended December 31, 2007 and 2006 was approximately $1,622,000 and $2,243,000, respectively, and gross profit as a percent of revenue for those periods was 30.1% and 27.6%, respectively.  Gross profit for the nine months ended December 31, 2007 and 2006 was approximately $5,550,000 and $7,165,000, respectively, and gross profit as a percent of revenue for those periods was 30.3% and 27.6%, respectively.  The improvement in gross profit as a percentage of revenue for the three and nine months ended December 31, 2007 as compared to the prior corresponding period was attributable to cost reduction initiatives principally related to component pricing and freight.

Operating expenses for the three months ended December 31, 2007 and 2006 were approximately $3,927,000 and $3,749,000, respectively, and for the nine months ended December 31, 2007 and 2006 were approximately $10,632,000 and $9,855,000, respectively.  The increase was principally due to the non-recurring costs associated with our corporate migration to the United States of $345,000 and an increase in development costs of $386,000 related to the development of our future products, including a rugged notebook.  In addition, the Company had non-cash charges related to employee stock compensation of $729,000 and a $264,000 non-cash charge relating to the value assigned to warrants issued for financial advisory services.  These increases were offset by the reduction of variable costs directly related to the decline in revenue that included commission expenses and marketing co-op allowances.

The Company’s net loss was approximately $2,287,000 ($0.03 per share) and $1,525,000 ($0.03 per share) for the three months ended December 31, 2007 and 2006, respectively, and approximately $5,145,000 ($0.07 per share) and $4,920,000 ($0.08 per share) for the nine months ended December 31, 2007 and 2006, respectively.

Restatement of Second Quarter 2008 Financial Statements

The Company also announced today that it has restated its unaudited consolidated financial statements for the three and six months ended September 30, 2007 to reflect an adjustment to its accounting for the beneficial conversion feature of the Series C Convertible Preferred Stock and warrants issued in connection with its September 2007 private placement.

Subsequent to their issuance, the Company determined that there was a mathematical error made in the calculation of the deemed dividends related to the beneficial conversion feature of its Series C Convertible Preferred Stock with respect to its unaudited consolidated financial statements for the three and six months ended September 30, 2007, which resulted in a $1,179,000 understatement of such amount for those periods. The correction of this error changes the net loss attributable to common shareholders for the three months ended September 30, 2007 from $3,226,000, as previously reported, to $4,405,000, as restated, and from $4,647,000, as previously reported, to $5,826,000, as restated, for the six months ended September 30, 2007. The correction of this error changes the loss per share attributable to common shareholders for the three months ended September 30, 2007 from $0.05, as previously reported, to $0.07, as restated, and from $0.07, as previously reported, to $0.09, as restated, for the six months ended September 30, 2007.

The correction of this error is non-cash in nature and will not impact the Company’s cash flow from operations or financial condition for the affected period.

The financial data is presented in accordance with U.S. GAAP.  The prior year financial statements attached to this press release have been restated as discussed in our Form 10-K filed on June 27, 2007.

About Xplore Technologies®

Xplore Technologies Corp, founded in 1996, is engaged in the business of the development, integration and marketing of rugged mobile wireless PC computing systems. Xplore, whose common shares are listed for trading on the Toronto Stock Exchange under the symbol TSX: XPL, has offices in Austin Texas and Helsinki Finland.  Its rugged iX104™ family of hardware solutions incorporate award winning technology, and are designed based on years of customer design input. Xplore’s diverse customer base comes from the public safety, retail and wholesale warehousing, utility, military, field service and transportation industries.  Xplore hardware solutions are available from Xplore or one of its authorized channel partners. For more information, visit www.xploretech.com.

Xplore Contact Information:

Xplore: For Media or U.S. Investor Information Contact:

Martin Janis & Company, Inc.
Beverly Jedynak
Tel: (312) 943-1100
Email:b.jedynak-janispr@worldnet.att.net

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

Xplore Technologies is a registered trademark of Xplore Technologies Corporation of America.  iX104, iX104R, iX104T, Renegade, All Terrain, iX104C(2) are trademarks of Xplore Technologies Corporation of America.  All other tradenames, marked or not, are the sole property of their respective owners.

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.

- See attachments -

XPLORE TECHNOLOGIES CORP.

Consolidated Balance Sheets

(in thousands of United States dollars)

	December 31,	March 31,
	2007	2007
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$2,709	$1,711
Accounts receivable	4,137	4,408
Inventory	4,888	3,639
Prepaid expenses and other current assets	654	771
	12,388	10,529
Fixed assets, net	889	585
Deferred charges	475	—
	$13,752	$11,114

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$5,292	$5,319
Total current liabilities	5,292	5,319
Debenture	—	250
	5,292	5,569

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Series A Preferred Stock, par value $0.001 per share; authorized 64,000; shares issued 63,179	63	63
Series B Preferred Stock, par value $0.001 per share; authorized 10,000; shares issued 9,589	10	10
Series C Preferred Stock, par value $0.001 per share; authorized 20,000; shares issued 15,274	15	—
Common Stock, par value $0.001 per share; authorized 300,000; shares issued 68,082 and 64,099, respectively	68	64
Additional paid-in capital	107,551	98,469
Accumulated other comprehensive loss	(1,128)	(1,104)
Accumulated deficit	(98,119)	(91,957)
	8,460	5,545
	$13,752	$11,114

XPLORE TECHNOLOGIES CORP.

Consolidated Statements of Loss - Unaudited

(in thousands of US dollars, except loss per common share)

	Three Months Ended		Nine Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
		(Restated)		(Restated)
Revenue	$5,394	$8,114	$18,303	$25,953
Cost of revenue	3,772	5,871	12,753	18,788
Gross profit	1,622	2,243	5,550	7,165

Expenses:
Sales, marketing and support	1,260	1,411	3,624	4,538
Product research, development and engineering	1,162	861	2,818	2,102
General administration	1,505	1,477	4,190	3,215
	3,927	3,749	10,632	9,855
Loss from operations	(2,305)	(1,506)	(5,082)	(2,690)

Other expenses:
Interest expense	(6)	(27)	(54)	(1,402)
Loss on extinguishment of debt	—	—	—	(832)
Other	24	8	(9)	4
	18	(19)	(63)	(2,230)
Net loss	(2,287)	(1,525)	(5,145)	(4,920)

Deemed dividends related to beneficial conversion feature of convertible Preferred Shares	—	—	(2,328)	(3,381)
Dividends attributable to Preferred Shares	(410)	(315)	(1,050)	(683)
Net loss attributable to common shareholders	$(2,697)	$(1,840)	$(8,523)	$(8,984)
Loss per common share	$(0.03)	$(0.03)	$(0.07)	$(0.08)
Deemed dividends related to beneficial conversion feature of convertible Preferred Shares	—	—	(0.04)	(0.06)
Dividends attributable to Preferred Shares	(0.01)	—	(0.02)	(0.01)
Loss per share attributable to common shareholders	$(0.04)	$(0.03)	$(0.13)	$(0.15)

Weighted average number of common shares outstanding	66,893	60,897	65,447	58,973

XPLORE TECHNOLOGIES CORP.

Consolidated Statements of Cash Flows - Unaudited

(in thousands of United States dollars)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
		(Restated)		(Restated)
CASH FLOWS FROM OPERATING ACTIVITES:
Cash used in operations:
Net loss	$(2,287)	$(1,525)	$(5,145)	$(4,920)
Items not affecting cash:
Depreciation and amortization	201	173	446	394
Amortization of deferred financing costs	—	—	—	979
Loss on extinguishment of debt	—	—	—	832
Stock-based compensation expense	249	259	729	552
Equity instruments issued in exchange for services	98	172	355	212
Changes in operating assets and liabilities:
Accounts receivable	(740)	(318)	271	(1,169)
Inventory	(788)	632	(1,249)	(1,618)
Prepaid expenses and other current assets	217	(229)	117	470
Accounts payable and accrued liabilities	1,095	(2,485)	(96)	(1,170)
Net cash used in operating activities	(1,955)	(3,321)	(4,572)	(5,438)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(557)	(58)	(750)	(353)
Net cash used in investing activities	(557)	(58)	(750)	(353)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings	—	4,000	4,750	17,825
Repayment of bank indebtedness	(1,405)	(3,261)	(4,750)	(18,758)
Proceeds on issuance of debentures	—	—	—	1,000
Proceeds on issuance of Common Shares	—	—	—	944
Net proceeds from issuance of Series A Preferred Shares	—	—	—	1,451
Net proceeds from issuance of Series B Preferred Shares	—	—	—	2,908
Net proceeds from issuance of Series C Preferred Shares	—	—	6,320	—
Proceeds on issuance of warrants	—	—	—	800
Proceeds from exercise of warrants	—	—	—	130
Net cash provided by financing activities	(1,405)	739	6,320	6,300

CHANGE IN CASH AND CASH EQUIVALENTS	(3,917)	(2,640)	998	509

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	6,626	3,205	1,711	56
CASH AND CASH EQUIVALENTS, END OF YEAR	$2,709	$565	$2,709	$565

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
Payments for interest	$6	$21	$75	$268
Payments for income taxes	$—	$—	$—	$—